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BRISTOL-MYERS SQUIBB COMPLETES TENDER OFFER FOR
KOSAN BIOSCIENCES INCORPORATED

        (PRINCETON, New Jersey, June 26, 2008)—Bristol-Myers Squibb Company (NYSE: BMY) announced today that stockholders of Kosan Biosciences Incorporated (NASDAQ: KOSN) ("Kosan") tendered approximately 41,449,606 shares, including 1,682,151 shares subject to guaranteed delivery procedures, representing about 97.1% of the shares outstanding. According to the terms of Bristol-Myers Squibb's tender offer for all of the outstanding common stock of Kosan, shares that were validly tendered and not withdrawn have been accepted for payment. The tender offer expired at midnight EDT on June 25, 2008, and was not extended.

        Bristol-Myers Squibb intends to complete the acquisition of Kosan through what is known as a "short-form merger," that is, without a vote or meeting of Kosan's remaining stockholders. Each of the remaining shares of Kosan common stock (other than shares owned by stockholders of Kosan who perfect their appraisal rights under Delaware law) will be converted into the right to receive $5.50 per share, in cash and without interest, which is the same amount per share that was paid in the tender offer. The merger is expected to occur as soon as practicable. Following the merger, Kosan will become a wholly-owned subsidiary of Bristol-Myers Squibb, and Kosan's common stock will no longer list on NASDAQ.

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About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company and related health care products company whose mission is to extend and enhance human life. For more information visit www.bms.com

This press release contains "forward-looking statements", as that term is defined in the Private Securities Litigation Reform Act of 1995, relating to the acquisition of Kosan by Bristol-Myers Squibb Company. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that the acquisition described in this release will be completed. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Bristol-Myers Squibb Company's business, particularly those identified in the cautionary factors discussion in Bristol-Myers Squibb Company's Annual Report on Form 10-K for the year ended December 31, 2007, its Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Bristol-Myers Squibb Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Kosan.

Contact:

Bristol-Myers Squibb Company
 Media
Theresa Korbos, 609-252-3136
theresa.korbos@bms.com
 or
Investors
John Elicker, 212-546-3775
john.elicker@bms.com

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BRISTOL-MYERS SQUIBB COMPLETES TENDER OFFER FOR KOSAN BIOSCIENCES INCORPORATED